Exhibit 20

BRF BRASIL FOODS S.A.

Publicly-held company

CNPJ/MF 01.838.723/0001-27

NOTICE OF MEETING

The shareholders are notified to attend the Special General Meeting to be held at 14:00, on August 18, 2009, at the head offices of the Company, at Rua Jorge Tzachel, 475, Itajaí — Santa Catarina, in order to resolve on the following agenda: (1) Resolve on the terms and conditions of the Protocol and Justification of Merger of Shares related to the merger of all common and preferred shares issued by Sadia S/A (“Sadia”) by the Company, except for those held indirectly by BRF itself; (2) Ratify the hire and appointment of the audit companies: (a) Credit Suisse First Boston S/A, enrolled with the National Register of Corporate Taxpayers (CNPJ/MF) under No. 33.987.793/0001-33, in charge of drafting the report to determine ratio of substitution of shares issued by Sadia for shares issued by the Company; and (b) Planconsult Planejamento e Consultoria Ltda., enrolled with the CNPJ/MF under No. 51.163.798/0001-23, in charge of assessing the shares of SADIA for purposes of determining the capital increase of the Company; (3) Resolve on the reports and the ratio of substitution referred to in the items above; (4) Resolve on the merger of shares issued by the Company and authorize the capital increase of the Company to be made with such merged shares, with consequent amendment to section 5 of the Bylaws of BRF, in order to reflect such capital increase.

The shareholders shall, as set forth in section 13 of the Bylaws, submit to the head offices of the Company, until August 13, 2009, which is the date at least five (5) days before the date the Special General Meeting is to be held, the power of attorney instrument with certified signatures. The participants of the fungible custody of shares shall submit a statement issued by the institution in charge of the custody containing the respective shareholding.

The proposal of the Board of Directors, as well as the Protocol, the report and other documents referred to herein are available for the shareholders at the Perdigão website (www.perdigao.com.br/ri). Copy of such material is also available at the websites of the Brazilian Security and Exchange Commission (www.cvm.gov.br) and the Stock Exchange of São Paulo (www.bovespa.com.br), from the date hereof. The shareholders intending to consult and check the documents at the head offices of the Company must schedule a date and time with the department of Investor Relations (Telephones (11) 3718-5465, 3718-5301 and 3718-5306).

Itajaí (SC), 08 de July de 2009.

Nildemar Secches

Co-Chairman of the Board of Directors

IMPORTANT NOTICE

This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This notice is not an offering document or constitutes an offering for the disposal or request of offering for the purchase of any securities or even a request of any vote or approval.

Investors of “American Depositary Receipts” (“ADRs”) of SADIA and holders of preferred shares of SADIA are advised to read the information document provided in respect of the association between SADIA and BRF — BRASIL FOODS S.A. (“BRF”), considering it shall contain relevant information.

American investors holding common shares of SADIA are advised to read any other materials drafted by BRF to the shareholders holding common shares of Sadia regarding the merger, considering that such documents shall contain relevant information. BRF expects to submit copies of such documents to the U.S. Securities and Exchange Commission (“SEC”) as soon as such documents are available, and the investors are entitled to obtain copies of such documents and any other documents filed by the Companies with SEC at the SEC website: www.sec.gov. Copies of any other information documents prepared for the holders of ADRs or American shareholders holding common or preferred shares of SADIA also may be obtained free of charge with BRF, if available.